EXHIBIT 10.1
Atlas financial holdings, inc.
This Agreement (the “Agreement”) constitutes the terms of a near-term incentive plan between _________________ (the “Executive”) and Anchor Group Management, Inc. (“AGMI”) a wholly owned indirect subsidiary of Atlas Financial Holdings, Inc. (“Atlas”). This Agreement applies to the period of employment from September 15, 2019 through December 31, 2020. The terms of this agreement are intended to provide incentives aligned with Atlas’ current business activities, challenges and retention objectives.
EMPLOYMENT

Title	_____________________________
INCENTIVE PLAN

Annual Base Salary	$_____________ (the “Annual Base Salary”).
Retention/Severance
A cash Retention Bonus equal to 30% of the Executive’s Annual Base Salary will be paid in the first payroll following December 31, 2020 provided the Executive remains employed by Atlas or one of its subsidiaries. To the extent that the Executive is terminated for any reason other than “for cause” on or before June 30, 2021 and entitled to severance, any amount paid under this retention payment will be deducted from any severance payment due. All other existing terms relating to severance remain unchanged.
Incentive
An Available Incentive Amount will be established based on an amount of 70% of the Executive’s Annual Base Salary plus [ ] shares of AFH common stock. Actual amounts paid up to this Available Incentive Amount are to be based on achievement of Milestones as defined below.
Earned Incentive amounts will be paid in cash and stock from the Available Incentive Amount to the executive based on the successful completion of key business activities (“Milestones”) over the eighteen month period following the date of this agreement as follows. Each of these activities are considered to be critical to Atlas’ ongoing value creation, solvency and will increase cash flow for the enterprise:

Milestone	Earned Incentive Amount
Transition of at least $10 million of gross written paratransit premium to AFG/NATL via AGMI underwriting agreement.	2% of the Available Incentive Amount for every $5 million of GWP up to a total of 30% of the Available Incentive Amount
Written confirmation from insurance regulators regarding expense sharing between ASI Pool Companies and AGMI/AIAI and cash payment of at least $5 million along with continued commission payments from ASI Pool Companies to AGMI under the terms of the existing MGA agreement.
2% of the Available Incentive Amount for every $1 million AGMI expense allocated to insurance subsidiaries up to a total of 20% of the Available Incentive Amount
Placement of at least $10 million of non-paratransit gross written premiums to an alternative market via an MGA agreement with AGMI.	2% of the Available Incentive Amount for every $5 million of GWP up to a total of 30% of the Available Incentive Amount.
Sale or other disposition of an asset or assets generating cash/capital for AFH or a subsidiary.	3% of the cash/capital from the transaction(s) up to a total of 20% of the Available Incentive Amount

Not more than 1/6th of the Available Incentive Amount will be paid out in any quarter with first available quarterly payment date being September 30, 2019.

Subsequent Periods
It is anticipated that this agreement will be replaced prior to December 31, 2020 based on Atlas’ business plans at that time; however, any Milestones achieved prior to this date for which Earned Incentive Amounts have not been paid will be included in the next payroll following Board or Directors approval of same.

Bonus Determination

and Payment
The final determination of the Executive’s Earned Incentive Amounts will be subject to approval by the Board of Directors based on the terms provided for herein taking into account the recommendations of Atlas’ Chief Executive Officer and of its Compensation Committee, and will consider all aspects of the Executive’s and Atlas’ performance. Such amounts, subject to any timing and payment restrictions set out herein, shall be paid in cash not later than 30 days following the completion of a given Milestone.

Stock-Based

Compensation	The stock portion of the Available Incentive Amount will be issued subject to Atlas’ existing equity incentive plan.

This Agreement is intended to set out terms related to the retention and incentive plan to which the Executive is entitled during the eighteen month period subsequent to the date of this agreement. It does not otherwise modify pre-existing employment or severance agreements.